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                                                   [LOGO] Swiss Re Life & Health

This Automatic Self Administered YRT Reinsurance Agreement

Effective March 1, 2001

is made between

American Family Life Insurance Company

of Madison, Wisconsin

(hereinafter referred to as "the Company")

and

Life Reassurance Corporation of America
(A Member of the Swiss Re Group)

of Stamford, Connecticut

(hereinafter referred to as "the Reinsurer")

The following Articles, qualified by the Exhibits of the Agreement, will form the basis of the Agreement.

This Agreement will be referred to as Agreement No. 16027-1

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Table of Contents

Article 1
1.1   Scope of Coverage
1.2   Forms, Manuals, Issue Rules

Article 2
2.1   Automatic Coverage
2.2   Facultative Coverage

Article 3
3.1   Automatic Submissions
3.2   Facultative Submissions

Article 4
4.1   Premium Accounting
4.2   Non-Payment of Premiums

Article 5
5.1   Right of Offset

Article 6
6.1   Conversions
6.2   Policy Changes
6.3   Reductions
6.4   Lapses
6.5   Reinstatements
6.6   Minimum Reinsurance Limit

Article 7
7.1   Retention Limit Changes
7.2   Recapture

Article 8
8.1   Liability
8.2   Commencement of Automatic Reinsurance Liability
8.3   Commencement of Facultative Reinsurance Liability
8.4   Conditional or Interim Receipt Liability

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Article 9
9.1   Claims Notice
9.2   Claims Payment
9.3   Contested Claims
9.4   Claims Expenses
9.5   Extra Contractual Obligations
9.6   Misstatement of Age or Sex

Article 10
10.1  Oversights
10.2  Arbitration

Article 11
11.1  Insolvency

Article 12
12.1  DAC Tax
12.2  Taxes and Expenses

Article 13
13.1  Entire Agreement
13.2  Parties to Agreement
13.3  Inspection of Records
13.4  Good Faith
13.5  Confidentiality

Article 14
14.1  Duration of Agreement
14.2  Severability
14.3  Construction

Exhibits
A-1   Business Covered
A-2   Required Forms, Manuals & Issue Rules - Conditional Receipt Amount
B     Application for Reinsurance
C     General Terms - Reinsurance Rates and Allowances
D     The Company's Retention Limits
E     The Automatic Acceptance Limits
F     Reinsurance Reports
G     DAC Tax Election

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                                                                       Article 1

1.1  Scope of Coverage

     This Agreement applies to all insurance policies and supplementary benefits and riders attached thereto (hereinafter referred to as "policies"), as listed in Exhibit A-1, which have been issued directly by the Company in accordance with its underwriting rules, premium rates and policy forms as provided to the Reinsurer.

     The Company will cede, and the Reinsurer will accept risk on the above referenced policies in accordance with the terms and conditions of this Agreement. The policies accepted by the Reinsurer will be hereinafter referred to as "Reinsured Policies".

     The Company may not reinsure the amount it has retained on the business covered hereunder on any basis whatsoever without the Reinsurer's written consent.

     This Agreement does not cover the following on an automatic basis unless specified elsewhere in this Agreement:

     1.1.1 Noncontractual conversions, rollovers, or exchanges; or

     1.1.2 Any business issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

     1.1.3 Any conversion of a previously issued policy that had been reinsured with another reinsurer.

     Each policy covered under this Agreement must provide for the maximum normal periods of suicide and contestability protection permitted in the state in which the policy is executed.

1.2  Forms, Manuals, Issue Rules

     The Company affirms that its retention schedule, underwriting rules, issue rules, premium rates and policy forms applicable to the Reinsured Policies and in use as of the effective date of this Agreement have been supplied to the Reinsurer as listed in Exhibit A-2; that it has fully disclosed all material facts regarding the business reinsured hereunder.

     The Company will notify the Reinsurer of any proposed material changes in its retention schedule and/or underwriting and issue rules and/or premium rates and/or policy forms. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

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     It is the Company's responsibility to ensure that the applicable forms are in compliance with current Medical Information Bureau (M.I.B.) regulations.

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                                                                       Article 2

2.1  Automatic Coverage

     For automatic reinsurance coverage of any policy covered under this Agreement, the Company will retain the amount stipulated in Exhibit D according to the age and mortality rating at the time of underwriting. The Company will automatically cede the amount of reinsurance to the Reinsurer according to the Automatic Acceptance Limits specified in Exhibit E.

2.2  Facultative Coverage

     The reinsurance will be on a facultative basis if the Company receives an application for a policy covered under this Agreement for which:

     2.2.1 The total of the new reinsurance required and the amount already reinsured on that life under this Agreement and all other life agreements between the Reinsurer and the Company, exceeds the Automatic Acceptance Limits set out in Exhibit E; or

     2.2.2 The Company intends to retain less than the Retention Limit set out in Exhibit D taking into account the applicant's age and mortality rating; or

     2.2.3 The amount of insurance in force, including any coverage to be replaced, plus the amount currently applied for on that life in all companies exceeds the Jumbo Limit stated in Exhibit E; or

     2.2.4 The application is on a life for which an application had been submitted by the Company on a facultative basis to the Reinsurer or any other reinsurer within the last 3 years, unless the reason for submitting facultatively no longer applies.

     The reinsurance will also be on a facultative basis if the Company submits an application to the Reinsurer for its consideration on a plan or rider which qualifies for automatic reinsurance under this Agreement.

     The relevant terms and conditions of this Agreement will apply to those facultative offers made by the Reinsurer which are accepted by the Company.

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                                                                       Article 3

3.1  Automatic Submissions

     The Company will submit automatic policies to the Reinsurer according to the reporting terms set out in Exhibit F.

     Upon the request of the Reinsurer, the Company will send to the Reinsurer copies of the application, underwriting papers and other papers on a life reinsured automatically under this Agreement.

3.2  Facultative Submissions

     The Company will apply for reinsurance on a facultative basis by sending to the Reinsurer an Application for Reinsurance, a sample of which is included as Exhibit B. Accompanying this Application for Reinsurance will be copies of all underwriting evidence that is available for risk assessment. Any subsequent information received by the Company that is pertinent to the risk assessment will be transmitted to the Reinsurer immediately.

     After consideration of the Application for Reinsurance and related papers, the Reinsurer will promptly inform the Company of its underwriting decision.

     If the underwriting decision is acceptable to the Company and the Company's policy is subsequently placed in force in accordance with the issue rules provided to the Reinsurer, the Company will duly notify the Reinsurer according to the terms outlined in Exhibit F.

     The Company will advise the Reinsurer in writing if the Application for Reinsurance is not to be placed with the Reinsurer.

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                                                                       Article 4

4.1  Premium Accounting

     The Company will pay the Reinsurer premiums in accordance with the terms specified in Exhibit C.

     The method and requirements for reporting and remitting premiums are outlined in Exhibit F.

     The Reinsurer reserves the right to charge interest on overdue premiums. The interest will be calculated according to the terms and conditions specified in Exhibit C.

4.2  Non-Payment of Premiums

     The Reinsurer may terminate its liability for any Reinsured Policy for which the premiums have not been paid within 60 days after the Due Date stated in Exhibit F, by giving the Company 15 days written notice of such termination.

     Notwithstanding such termination, the Company is still obligated to pay the overdue premiums, plus interest to the date of payment.

     The Company will not force termination under the provisions of this Article solely to avoid the recapture requirements or to transfer the Reinsured Policies to another reinsurer.

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                                                                       Article 5

5.1  Right of Offset

     The Company and the Reinsurer will have the right to offset any balance or balances whether on account of premiums, allowances or claims due from one party to the other, under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

     The right of offset will not be affected or diminished because of the insolvency of either party.

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                                                                       Article 6

6.1  Conversions

     In the event of the conversion of a Reinsured Policy the policy arising from the conversion will be reinsured with the Reinsurer. The amount to be reinsured will be determined on the same basis as used for the original policy (e.g. excess of retention, quota share) but will not exceed the amount reinsured as of the date of conversion unless mutually agreed otherwise.

     If the policy arising from a conversion is on a plan that is:

     6.1.1 Reinsured on a coinsurance basis with the Reinsurer, the appropriate premium at the attained age will be used and the policy year for the purpose of commission rates will be based on the duration of the original policy; or

     6.1.2 Reinsured on a YRT basis with the Reinsurer, the appropriate YRT rate at the attained age and duration of the original policy will be used and any allowance will be based on the duration of the original policy; or

     6.1.3 Not covered by any reinsurance agreement with the Reinsurer, reinsurance will be on a YRT basis using the YRT rates specified in Exhibit C, at the attained age and duration of the original policy.

     The above terms will apply unless specified otherwise in Exhibit C.

     Unless mutually agreed otherwise, policies that had been reinsured with another reinsurer and which convert to a plan covered under this Agreement will not be reinsured with the Reinsurer.

6.2  Policy Changes

     If the plan, the amount of reinsurance or the premiums of a Reinsured Policy are changed, the Company will promptly inform the Reinsurer.

     Whenever a Reinsured Policy is changed and the Company's underwriting rules do not require that full evidence be obtained, the reinsurance will remain in effect with the Reinsurer. The suicide, contestability and recapture periods applicable to the original Reinsured Policy will apply to the reissued Reinsured Policy and the duration will be measured from the effective date of the original Reinsured Policy.

     Whenever any Reinsured Policy is changed and the Company's underwriting rules require that full evidence be obtained, the change will be subject to the Reinsurer's approval, if:

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     6.2.1 The new amount of the Reinsured Policy would be in excess of the
          Automatic Acceptance Limit, in effect at the time of the change, as set out in Exhibit E; or

     6.2.2 The new amount of the policy and the amount already in force on the same life exceeds the Jumbo Limit stated in Exhibit E; or

     6.2.3 The Reinsured Policy is on a facultative basis.

     The amount of any non-contractual increase will be subject to the terms stated in Exhibit C.

     The Company will report the details of all changes according to the terms outlined in Exhibit F, Reinsurance Reports.

     For changes not covered under this Agreement, which affect the terms of any Reinsured Policy, the Company must obtain the Reinsurer's approval before such changes become effective.

6.3  Reductions

     Unless specified otherwise in this Agreement, if the amount of insurance of a policy issued by the Company is reduced, then the amount of reinsurance on that life will be reduced effective the same date by the full amount of the reduction under the original policy. If the amount of insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance is terminated. If the reinsurance is a quota share of the policy issued by the Company, the reduction would be proportional.

     The reduction will first apply to any reinsurance on the policy being reduced and then in a chronological order according to policy date ("first in, first out") to any reinsurance on the other policies in force on the life. However, the Company will not be required to assume a risk for an amount in excess of its regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

     If the reinsurance for a policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer.

6.4  Lapses

     When a policy lapses, the corresponding Reinsured Policy will be terminated effective the same date. The Reinsurer's liability with respect to unearned premiums on the terminated Reinsured Policy is set out in Exhibit F.

     Unless specified otherwise in this Agreement, if a policy fully retained by the Company

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     lapses, the Reinsured Policy or Policies on that same life will be reduced or terminated effective the same date in order for the Company to maintain its full retention. The terms under the preceding Reductions clause would apply.

     If the Company allows extended or reduced paid-up insurance following a lapse, the reinsurance will be appropriately amended. If the Company allows the policy to remain in force under its automatic premium loan regulations, the reinsurance will continue unchanged and in force as long as such regulations remain in effect, except as provided for otherwise in this Agreement.

6.5  Reinstatements

     If a policy reinsured on an automatic basis is reinstated in accordance with its terms or the rules of the Company, as provided to the Reinsurer, the Reinsured Policy will be reinstated automatically by the Reinsurer. The Reinsurer's approval is required only for the reinstatement of a facultative policy when the Company's regular reinstatement rules indicate that more evidence than a Statement of Good Health is required.

     The Company's liability with respect to the premiums in arrears is set out in Exhibit F.

6.6  Minimum Reinsurance Limit

     The Company may not submit a policy to the Reinsurer unless the amount of the policy to be reinsured exceeds the Minimum Initial Reinsurance Limit specified in Exhibit C. The Reinsured Policy will be canceled whenever its net amount at risk becomes less than the Minimum Final Reinsurance Limit set out in Exhibit C.

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                                                                       Article 7

7.1  Retention Limit Changes

     If the Company changes its retention limits, it will provide the Reinsurer with written notice of the new retention limits and the effective date.

     A change to the Company's Retention Limits in Exhibit D will not affect the Reinsured Policies in force at the time of such a change except as specifically provided for elsewhere in this Agreement.

7.2  Recapture

     The Company may apply its increased retention limits to reduce the benefit amount of in force Reinsured Policies provided:

     7.2.1 The Company gives the Reinsurer written notice of its intention to recapture within 90 days of the effective date of the retention increase; and

     7.2.2 Such recaptures are made on the next anniversary of each Reinsured Policy affected and with no recapture being made until the Reinsured Policy has been in force for the period stated in Exhibit C. For a conversion policy or re-entry, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the effective date of the original policy; and

     7.2.3 The Company has maintained from the time the policy was issued, its full retention as set out in Exhibit D for the plan and the insured's classification. Reinsured policies on a first dollar quota share basis will not be eligible for recapture; and

     7.2.4 The Company has applied its increased Retention Limits in a consistent manner to all categories of its Retention Limits set out in Exhibit D unless otherwise agreed to by the Reinsurer.

     In applying its increased Retention Limits to Reinsured Policies, the age and mortality rating at the time of issue will be used to determine the amount of the Company's increased retention.

     Recapture as provided herein is optional with the Company, but if any Reinsured Policy is recaptured, all Reinsured Policies eligible for recapture under the provisions of this Article must be recaptured. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied pro rata to the total outstanding

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     reinsurance.

     The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

     The Company may not recapture reinsurance if the Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in retention.

     The Reinsurer will not be liable, after the effective date of recapture, for any Reinsured Policies or portions of such Reinsured Policies eligible for recapture, that the Company has overlooked. The Reinsurer will be liable only for a credit of the premiums, received after the recapture date, less any allowance.

     The terms and conditions for the Company to recapture in force Reinsured Policies due to the insolvency of the Reinsurer are set out in the Insolvency clause in Article 11.

     If the Company transfers business which is reinsured under this Agreement to a successor company, then the successor company has the option to recapture the reinsurance, in accordance with the recapture criteria outlined in this Article, only if the successor company has a higher retention limit than the Company.

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                                                                       Article 8

8.1  Liability

     Unless specified elsewhere in the Agreement, the Reinsurer's liability for the Reinsured Policies is restricted to its share of the Company's liability as limited by the terms and conditions of the particular policy under which the Company is liable.

     The Reinsurer may terminate its liability for any policies for which reinsurance premium payments are in arrears, according to the terms set out in Article 4 of this Agreement.

8.2  Commencement of Automatic Reinsurance Liability

     The Reinsurer's liability for any Reinsured Policy accepted automatically will begin simultaneously with the Company's contractual liability for that policy.

8.3  Commencement of Facultative Reinsurance Liability

     If a facultative application is submitted by the Company to the Reinsurer only, then the Reinsurer's liability will begin simultaneously with the Company's contractual liability for this facultative policy. The amount of the Reinsurer's liability will be the lesser of the Reinsurer's offer, the Conditional Receipt Amount set out in Exhibit A-2 or the Automatic Acceptance Limits set out in Exhibit E. The Reinsurer's liability ceases if the Reinsurer declines the risk and duly notifies the Company. The Reinsurer's liability would also cease if the Company declines the Reinsurer's offer.

     If, however, a facultative application is submitted by the Company to any other reinsurer, in addition to the Reinsurer, the liability of the Reinsurer will commence when the Reinsurer has received written notice from the Company, during the lifetime of the insured, that the Reinsurer's offer has been accepted. The Company will have 120 days from the date of the Reinsurer's final offer in which to place the policy with the insured/owner, after which time the Reinsurer's offer will expire unless the Reinsurer explicitly states in writing that the offer is extended for some further period.

8.4  Conditional or Interim Receipt Liability

     The extent of the Reinsurer's liability on a per life basis, for claims accepted by the Reinsurer that have arisen under the conditional receipt or interim receipt coverage, is set out in Exhibit A-2.

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                                                                       Article 9

9.1  Claims Notice

     The Company will notify the Reinsurer as soon as reasonably possible after the Company receives the claim. Copies of all claims papers will be sent promptly by the Company to the Reinsurer. The settlement made by the Company will be binding on the Reinsurer. However, for claims made during the contestable period or in any case where the total amount of reinsurance ceded to the Reinsurer is greater than the amount retained by the Company, or if the Company retained less than, or none of, its usual retention on the policy, then all papers in connection with the claim will be submitted to the Reinsurer and the Company will wait for up to ten days from the date of submission for the Reinsurer's recommendation before conceding liability or making settlement to the claimant.

     The Company will provide the Reinsurer with all further reports and papers required by the Reinsurer for its consideration of the claim.

     For Joint Life Last Survivor business, the Company will notify the Reinsurer of the first death.

9.2  Claims Payment

     Provided there is no existing breach of this Agreement by the Company, the Reinsurer will be liable to the Company for the benefits reinsured and the reinsurance will not exceed the Company's contractual liability under the terms of its policies. The payment of death claims by the Reinsurer will be in one lump sum regardless of the mode of settlement under the original policy. The Reinsurer's share of interest, which is based on the death proceeds paid by the Company, will be payable in addition to the death claim settlement. The Reinsurer will pay to the Company premiums at the rate applicable to the original policy on any policy approved for a waiver of premium claim, provided always that the waiver of premium benefit applicable to such benefits has been reinsured under this Agreement.

9.3  Contested Claims

     The Company will notify the Reinsurer of its intention to contest, compromise or litigate a claim involving a Reinsured Policy. The Company will also provide the Reinsurer prompt notice of any legal proceedings initiated against the Company in response to its denial of a claim on a reinsured policy. Should any claim be settled on a reduced compromise basis, or should a contested claim be settled for a reduced sum, the Company and the Reinsurer will participate in such reductions in proportion to their respective liabilities under the policy or policies reinsured.

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     The Reinsurer may pay its share of the death benefit if it does not deem it advisable to contest the claim.

9.4  Claims Expenses

     The Reinsurer will pay its share of reasonable investigation and legal expenses incurred in adjudicating or litigating the claim. The Reinsurer will not be liable for any portion of any routine investigative or administrative expenses incidental to the settlement of claims (such as compensation of salaried employees) which are incurred by the Company; nor for any expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Company admits are payable.

     In the event that the Reinsurer pays its share of the death benefit of a policy for which the Company is contesting the claim, the Reinsurer will not be liable for any subsequent expenses incurred by the Company.

9.5  Extra Contractual Obligations

     Extra Contractual Obligations are obligations outside of the contractual obligations and include but are not limited to punitive damages, bad faith damages, compensatory damages, and other damages or statutory penalties which may arise from the willful and/or negligent acts or omissions by the Company.

     The Reinsurer is not liable for Extra Contractual Obligations unless it concurred in writing and in advance with the actions of the Company which ultimately led to the imposition of the Extra Contractual Obligations.

     In such situations, the Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but all factors being equal, the division of any such assessments would be in proportion to the total risk accepted by each party for the plan of insurance involved.

     Notwithstanding anything stated herein, this Agreement will not apply to any Extra Contractual Obligations incurred by the Company as a result of any fraudulent and/or criminal act by any employee or officer of the Company or an agent representing the Company, acting individually, collectively or in collusion in the presentation, defense, or settlement of any claim. Nor will the Company be held responsible for any Extra Contractual Obligations incurred as a result of any fradulent and/or criminal act by any employee or officer of the Reinsurer.

9.6  Misstatement of Age or Sex

     In the event of an increase or reduction in the amount payable under a policy due to a misstatement in age or sex, the proportionate liabilities under this Agreement will be the basis for determining each party's share of any increase or reduction. The Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and amounts at risk for the correct ages and sex, and the proper adjustment for the difference in reinsurance premiums, without interest, will be made.

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                                                                      Article 10

10.1 Oversights

     Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, by either the Company or the Reinsurer, will not be deemed to be a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred. Should it not be possible to restore both parties to such a position, the party responsible for the oversight, misunderstanding or clerical error will be responsible for any resulting liabilities and expenses.

     This provision will apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Company to its insured.

     If the Company or the Reinsurer discovers that the Company did not cede reinsurance on a policy it should have reinsured under this Agreement, the Company may be required to audit its records, at the request of the Reinsurer, to determine if reinsurance was unreported on any other policies. The Company is expected to take the necessary actions to ensure that similar oversights do not recur. If the Reinsurer receives no evidence that the Company has taken action to remedy such a situation, the Reinsurer reserves the right to limit its liability to correctly reported policies only.

     Any negligent or deliberate acts or omissions by the Company regarding the insurance or reinsurance provided are the responsibility of the Company and its liability insurer, if any, but not that of the Reinsurer.

10.2 Arbitration

     Any controversy arising hereafter between the Company and the Reinsurer relating to policies covered under this Agreement or the breach thereof will be referred to three arbitrators. These arbitrators must be officers of Life Insurance Companies or Life Reinsurance Companies excluding officers of the parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities. The arbitrators who will regard this Agreement from the standpoint of practical business as well as the law, are empowered to determine the interpretation of the treaty obligation.

     Each party will appoint one arbitrator and these two arbitrators will select a third arbitrator within two weeks of the appointment of the second. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator. Should the two arbitrators not agree on the choice of the third, then each party will name four candidates to serve as the arbitrator. Beginning with the party who did not initiate

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     arbitration, each party will eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator.

     The place of meeting of the arbitrators will be decided by a majority vote of the arbitrators. The written decision of a majority of the arbitrators will be final and binding on both parties and their respective successors and assigns.

     The arbitrators will render a decision within four months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within four months, new arbitrators will be selected as above.

     Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

     Unless the Arbitrators decide otherwise, each party will bear the expense of its own arbitration, including its arbitrator and outside attorney fees and will jointly and equally bear with the other party the expense of the third arbitrator.

     Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     It is specifically the intent of both parties that these arbitration provisions will replace and be in lieu of any statutory arbitration provision, if the law so permits.

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                                                                      Article 11

11.1 Insolvency

     A party to this Agreement will be deemed "insolvent" when it;

     11.1.1 Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

     11.1.2 Is adjudicated as bankrupt or insolvent; or

     11.1.3 Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

     11.1.4 Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

     In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to the Company or to its Authorized Representative, on the basis of the liability of the Company under the Reinsured Policies without diminution because of the insolvency of the Company.

     The Authorized Representative will give written notice to the Reinsurer of all pending claims against the Company on any policies reinsured within a reasonable time after such claims are filed in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses which it may deem available to the Company or the Authorized Representative.

     The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

     In the event of insolvency of the Company, the Right of Offset afforded under Article 5 will remain in full force and effect to the extent permitted by applicable law.

     In the event of the insolvency of the Reinsurer, the Company may cancel this Agreement for new business by promptly providing the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of the cancellation effective the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

     In addition, the Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Company on the policies reinsured hereunder. The effective date of a recapture due to insolvency would be at the election of the Company and would not be earlier than the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any Recapture Fee applicable will be mutually agreed upon by the Company and the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor.

                                                                      Article 12

12.1 DAC Tax

     The Company and the Reinsurer agree to the DAC Tax Election pursuant to
     Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue code of 1986, as amended, whereby:

     12.1.1 The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1); and

     12.1.2 Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

     The term "net consideration" will refer to the net consideration as defined in Regulation Section 1.848-2(f).

     The method and timing of the exchange of this information is set out in Exhibit G.

     This DAC Tax Election will be effective for all years for which this Agreement remains in effect.

     The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

12.2 Taxes and Expenses

     Apart from any taxes, allowances, refunds, and expenses specifically referred to elsewhere in this Agreement, no taxes, allowances, or proportion of any expense will be paid by the Reinsurer to the Company in respect of any Reinsured Policy.

                                                                      Article 13

13.1 Entire Agreement

     This Agreement will constitute the entire agreement between the parties with respect to the business being reinsured hereunder. There are no understandings between the Company and the Reinsurer other than as expressed in this Agreement.

     Any alteration to this Agreement will be null and void unless made by written amendment, attached to the Agreement and signed by both parties.

13.2 Parties to Agreement

     This is an Agreement solely between the Company and the Reinsurer. The acceptance of reinsurance hereunder will not create any right or legal relation between the Reinsurer and the insured, beneficiary, or any other party to any policy of the Company which may be reinsured hereunder.

     This Agreement will be binding upon the parties hereto and their respective successors and assigns.

13.3 Inspection of Records

     The Reinsurer, or its duly appointed representatives, will have access to the records of the Company concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Company and will be during reasonable business hours.

     Provided there is business in force under this Agreement, the Reinsurer's right of access as specified above will survive the term of the Agreement.

13.4 Good Faith

     All matters with respect to this Agreement require the utmost good faith of both parties.

     Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

     The Reinsurer has entered into this Agreement in reliance upon the Company's representations and warranties. The Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting or claims management personnel, or a change in the Company's ownership or control.

     The Company affirms that the underwriting, administration and claims practices it employs are consistent with the customary and usual practices of the insurance industry as a whole. Should the Company engage in exceptional or uncustomary practices, it will inform the Reinsurer of such action and obtain its written consent before assigning any liability to the Reinsurer with respect to any policies covered under this Agreement.

13.5 Confidentiality

     Both the Company and the Reinsurer will hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available or the disclosure of which is required for retrocession purposes or has been mandated by law or is duly required by external auditors.

     The parties to this Agreement acknowledge that the Company is engaged in the business of insurance and financial protecting products and services; and, that as part of its business operation, it maintains personally identifiable customer and consumer financial and medical information. The Company's customer information includes information from individuals who have a continuing relationship with the Company. This includes its life insurance policy owners and annuity contract owners. The Company's consumers includes life insurance and annuity applicants, beneficiaries, claimants, and named insureds and annuitants who are not policy or contract owners.

     In recognition of the business relationship as outlined in this Agreement, the Company is required to provide the Reinsurer access to confidential/private personally identifiable customer and consumer information. The Company's granting the Reinsurer access to said information is necessary to improve its operationally efficiencies, and to effect and administer transactions requested by the Company's customers.

     The Reinsurer shall make all reasonable efforts to maintain the confidentiality of the personally identifiable information of the Company's customers and consumers including but not limited to: the names, addresses, telephone numbers, social security numbers, birth dates, financial information, medical information and any other records, information or verbal communications relating in any way to the Company's customers and consumers. The Reinsurer shall not use or disclose such personally identifiable information in any manner other than is necessary to perform this Agreement, or as required by law.

     Any and all privacy and confidentiality obligations under this Agreement shall survive the expiration or termination date of this Agreement.

     Failure to comply with the requirements of this section shall be grounds for termination of the Agreement. The Reinsurer further agrees to indemnify and hold the Company, its officers, directors and employees, harmless from any and all claims, as well as pay the Company's attorneys fees, arising from the Reinsurer's failure to comply with the requirements of this section.

                                                                      Article 14

14.1 Duration of Agreement

     This Agreement is unlimited as to its duration. The Reinsurer or the Company may terminate this Agreement by

     14.1.1 Giving at least 90 days written notice to that effect to the other party; or

     14.1.2 As provided elsewhere in this Agreement.

     During the 90 day notification period, the Reinsurer will continue to accept policies covered under the terms of this Agreement.

     Further, the Reinsurer remains liable for all Reinsured Policies in force at the date of the termination, set forth in the notice, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

14.2 Severability

     If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

14.3 Construction

     The rights and obligations under this Agreement will be construed and administered in accordance with the laws of the Company's state of domicile stated in Exhibit A-1.

Made in duplicate and executed by both parties.

Signed for and on behalf of American Family Life Insurance Company


By:                                        By:
    --------------------------------           --------------------------------
Title:                                     Title:
Date: 3/24/01                              Place: Madison, Wisconsin

Signed for and on behalf of Life Reassurance Corporation of America (A Member of the Swiss Re Group)


By:                                        By:
    --------------------------------           --------------------------------
Title: Vice President                      Title: Second Vice President
Date: Feb 15, 2001                         Place:

                                                                     Exhibit A-1

Business Covered

Agreement Effective Date:

March 1, 2001. The commencement dates for specific plans are shown below.

Coverage:

The policies on the plans shown below which have policy issue dates falling in the period that begins with the Commencement Date and ends with the Termination Date are covered subject to any limitations shown below or elsewhere in this Agreement.

These policies are on lives resident in the United States.

Currency: US$

Company's State of Domicile: Wisconsin

Limitations:

1. For policies on lives with surnames commencing with the letters A to Z inclusive, which qualify for automatic coverage, 50 percent of the excess over the Company's retention specified in Exhibit D, up to the Reinsurer's Automatic Acceptance Limits specified in Exhibit E, will be reinsured with the Reinsurer.

Plans, Riders and Benefits:

Plan                 Exhibit Reference   Limitations   Commencement    Termination
Identification           for Rates       Item Number       Date            Date
------------------   -----------------   -----------   -------------   -----------
Flexible Premium            C-1           1., above    March 1, 2001
   Variable UL L-97
   (VUL/WI)

Rider:

Additional Insured          C-1           1., above    March 1, 2001
   Rider

                                                                     Exhibit A-1

Facultative Submissions:

The Company may submit, on a facultative basis, to the Reinsurer any application for a policy on a plan or rider listed above which qualifies for automatic reinsurance.

The Company will submit on a facultative basis to the Reinsurer any application for a policy on a plan or rider listed above which meets any of the criteria listed in Article 2 under Facultative Coverage.

                                                                     Exhibit A-2

Required Forms, Manuals and Issue Rules

The following items have been provided to the Reinsurer by the Company for the business covered under this Agreement;

1.   Policy Application Form

2.   Underwriting Manual and Agent's Guide

3.   Policy Delivery Rules and Reinstatement Rules

4.   Non-medical and Medical Requirements

5.   Financial and Non-smoking Questionnaires

6.   Preferred Underwriting Guidelines

7.   Premium Rates

8.   Retention Schedule

Conditional Receipt Amount

The amount of coverage provided by the Reinsurer under a Conditional Receipt (or Interim Receipt) will not exceed the lesser of:

1.   The Reinsurer's share of $500,000; or

2.   The Automatic Acceptance Limits; or

3. The Reinsurer's share of the difference between the amount of insurance provided by the Conditional Receipt (or Interim Receipt) and the Company's maximum retention assuming the life had been underwritten as standard. The Company's retention will include any amounts retained under any in force policies on the life.

                                                                       Exhibit B

Reinsurance Application
From: Company Name

                                                    Company Name
|
-----------------------------------------------------------------------------------------------------------------------
                           Last            First            Middle           Date of Birth           Age         Sex
Applicant's Name |                                                     |                        |           |
                 ------------------------------------------------------------------------------------------------------

Plan             |                             Preferred           Smoker          Nonsmoker          Reunderwriting
                 -----------------------------

   Curr         Residence For Premium Tax          Policy Number          Policy Date          Preliminary Term From
|          |                                  |                      |                    |
-----------------------------------------------------------------------------------------------------------------------

Type of Application
    Facultative          Automatic      Placement Date       Self Administered (Bulk)       Terms YRT     Coinsurance
                      |              |                   |                              |              |
-----------------------------------------------------------------------------------------------------------------------

Decrement       Cash Values        Reserves        Age Basis       Retention Code       Full       Reduced       Nil
           |                   |               |               |                   |           |             |
           -----------------------------------------------------                   ------------------------------------

     Reinsurance Amounts        Basic Coverage  Additional Coverage   Waiver Premium   Accidental Death  Other Benefits
                                                                         Benefit           Benefit

Previous Insurance In Force   |                |                   |                 |                 |
                              -----------------------------------------------------------------------------------------

Of Which We Retained -        |                |                   |                 |                 |
                              -----------------------------------------------------------------------------------------

Insurance Now Applied For -   |                |                   |                 |                 |
                              -----------------------------------------------------------------------------------------

0f Which We Retain -          |                |                   |                 |                 |
                              -----------------------------------------------------------------------------------------

Reinsurance This Cession -    |                |                   |                 |                 |
                              -----------------------------------------------------------------------------------------

Extra Premium                 |                |                   |                 |                 |
                              -----------------------------------------------------------------------------------------

Rating If Substandard -       |                |                   |                 |                 |
                              -----------------------------------------------------------------------------------------

Coinsurance Premium -         |                |                   |                 |                 |
                              -----------------------------------------------------------------------------------------


*For YRT cases state Gross Premiums       WP        AD       Other      Amount of Premium       Annual Decrement for
and Expiry Ages for benefits                                               to be Waived            Amount at Risk
                                     |          |        |           |                       |
                                     ----------------------------------------------------------------------------------

Additional Information or Remarks

Date                                         By
|                                           |
--------------------------------------------------------------------------------------------------------------------

                                                                       Exhibit C

General Terms

1.   Reinsurance Basis: YRT

2. Reinsurance Rates: The rates set out in the sub-section(s) of Exhibit C will apply to Reinsured Policies on both an automatic and a facultative basis.

3. Rate Limit: The rates set out in the sub-section(s) of Exhibit C will apply to all reinsurances, provided the total of the new reinsurance amount and the amount already reinsured on the life under this Agreement, and all other Agreements with the Reinsurer, does not exceed the amount shown in the table below. Individual consideration will be given to the rates for any amounts over the limit shown in the table below:

Issue Age        Std.(100%) - 500%
---------        -----------------
 0 - 85             $15,000,000

4.   Age Basis: Nearest.

5.   Premium Tax: There will be no separate reimbursement of premium tax.

6. Dividend Payments: The Reinsurer will not be liable for any dividend payments.

7. YRT Rate Guarantee: The reinsurance rates set out in the sub-section(s) of Exhibit C are guaranteed to the extent that in the 2nd year and later the Reinsurer reserves the right to increase the premiums for reinsurance but not above the statutory net premium.

8. YRT Deficiency Reserves: If deficiency reserves are required to be held by the Company on any Reinsured Policy, the entire amount of any such reserve will be established and held by the Company.

9.   Minimum Initial Reinsurance Limit: $10,000
     Minimum Final Reinsurance Limit:   $10,000

                                                                       Exhibit C

10. Net Amounts At Risk: For UL Life type plans, if the death benefit is Option A, the amount at risk will be the difference between the initial amount of reinsurance and the cash values applicable to the face amount of the policy. If the death benefit is Option B, the amount at risk will be the initial amount of reinsurance.

     Increases in the amount at risk due to Cost of Living Rider increases or fluctuations in the amount at risk caused by the normal workings of the cash value fund in Universal Life type plans will be shared by the Company and the Reinsurer using the same retention method as for the base policy.

11.  Recapture:

     Due to Increase in Company's Retention
     Inforce Period: 10 years

     Due to Insolvency of Reinsurer
     Inforce Period: Not applicable

12. Interest Rate For Overdue Premiums: The interest rate payable by the Company to the Reinsurer for overdue premiums will be the 90 Day Federal Government Treasury Bill rate as first published in the Wall Street Journal in the month following the end of the billing period plus 50 basis points. The method of calculation will be simple interest "Bankers' Rule" (or 360 day year).

13. Rates Applicable To Increases: First year reinsurance premium rates and allowances will apply to the amount normally underwritten of a non-contractual increase.

14. YRT Rates For Conversions To Non-Reinsured Plans The current applicable YRT rates.

15.  Reductions: Reinsured Policies will be reduced on a full reduction basis.